                            SCHEDULE 14A INFORMATION

                                 Proxy Statement
                        Pursuant to Section 14(a) of the
             Securities Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]       Preliminary Proxy Statement
[X]       Definitive Proxy Statement
[ ]       Definitive Additional Materials
[ ]       Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                        PacificAmerica Money Center, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]       No fee required.
[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          1)     Title of each class of securities to which transaction applies:
                 ---------------------------------------------------------------

          2)      Aggregate number of securities to which transaction applies:
                 ---------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in the amount on which the filing fee is calculated and state how it was determined):
                 ---------------------------------------------------------------

          4)      Proposed maximum aggregate value of transaction:
                 ---------------------------------------------------------------

          5)      Total fee paid:
                 ---------------------------------------------------------------

[ ]       Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)      Amount Previously Paid:
                 ---------------------------------------------------------------

          2)      Form, Schedule or Registration Statement No.:
                 ---------------------------------------------------------------

          3)      Filing Party:
                 ---------------------------------------------------------------

          4)      Date Filed:
                 ---------------------------------------------------------------

                        PACIFICAMERICA MONEY CENTER, INC.
                             21031 Ventura Boulevard
                        Woodland Hills, California 91364

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 1997

TO THE STOCKHOLDERS:

                    The Annual Meeting of Stockholders of PacificAmerica Money Center, Inc. (the "Annual Meeting") will be held at the Los Angeles Airport Hilton and Towers, Theater Room, Second Floor, located at 5711 West Century Boulevard, Los Angeles, California 90045 on July 10, 1997 at 2:00 p.m. Pacific Time, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

                    (1) To elect two members to the Board of Directors to serve until the 2000 Annual Meeting of Stockholders or until their respective successors shall be elected and qualify;

                    (2)       To approve an Amended Employment Agreement of Joel
                              R. Schultz;


                    (3) To approve an amendment to the 1995 Stock Option Plan increasing the number of options which may be awarded to the non-employee directors of the Company and its subsidiaries after each 12 months of continuous service as a director from 100 per directorship, with a maximum of 200 per year and five annual grants, to a single annual grant of 1,000 per year during the term of such service.

                    (4) To ratify the appointment of BDO Seidman, LLP as independent accountants for the fiscal year ending December 31, 1997; and

                    (5) To transact such other business and to consider and take action upon any and all matters that may properly come before the Annual Meeting or any adjournment thereof.


                    The Board of Directors has fixed the close of business on May 14, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's executive office, located at the address set forth above.

                    All stockholders are invited to attend the Annual Meeting in person.

                                          By Order of the Board of Directors



                                          Joel R. Schultz
                                          Chief Executive Officer


Woodland Hills, California
May 30, 1997




                                    IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

                        PACIFICAMERICA MONEY CENTER, INC.
                             21031 Ventura Boulevard
                        Woodland Hills, California 91364
                                 (818) 992-8999
                                 ---------------


                                 PROXY STATEMENT

                                 ---------------

                      Approximate date proxy material first
                       sent to stockholders: May 30, 1997


                 INFORMATION CONCERNING SOLICITATION AND VOTING


                    The enclosed proxy is solicited by and on behalf of the Board of Directors of PacificAmerica Money Center, Inc. (the "Company") in connection with the Annual Meeting of Stockholders (the "Annual Meeting") and adjournments thereof to be held at 2:00 p.m. Pacific Time on July 10, 1997 at the Los Angeles Airport Hilton and Towers, Theater Room, Second Floor, located at 5711 West Century Boulevard, Los Angeles, California 90045.


                    Stockholders are requested to complete, date and sign the accompanying proxy and return it promptly to the Company. Any proxy given may be revoked by a stockholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote in person. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted FOR the election of the two of the nominee-directors specified herein, FOR the approval of the Amended Employment Agreement of Joel R. Schultz, FOR the amendment of the Company's 1995 Stock Option Plan increasing the number of non-qualified options granted to non-employee directors of the Company and its subsidiaries; and FOR the ratification of the selection of BDO Seidman, LLP, as the Company's independent public accountants for fiscal year 1997, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the stock represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a director of the Company.

                    In accordance with Delaware law, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon and thus, in the absence of specific instructions from the beneficial owners of the shares, will not be empowered to vote on such matters and therefore will not be counted in determining the number of shares necessary for approval. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposals to approve the Amended Employment Agreement of Joel R. Schultz and to ratify the selection of BDO Seidman, LLP will have no effect on the vote for such proposals except to the extent the number of abstentions causes the number of shares voted in favor of the proposals not to equal or exceed a majority of the quorum required for the Annual Meeting.

                    Participants in the Company's Employee Savings Plan (i.e., the Company's "401(k)" plan) may vote shares of common stock of the Company (the "Common Stock") equivalent to the value of the interest credited to their account in the plan by instructing City National Bank, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote such shares in accordance with duly executed instructions received by it by July 7, 1997. Share equivalents credited to a participant's account as to which no instructions are received by that date are not required to be voted by the trustee unless required by applicable law, but may be voted by the trustee in the same proportion that it votes shares for which it does receive timely instructions. Each participant may revoke previously given voting instructions by July 7, 1997 by filing with the trustee a written notice to that effect or a duly executed voting instruction card bearing a date subsequent to the date of his or her previously delivered instruction card.


                    The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by telegraph but will not be separately compensated for such solicitation services.

                    Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Annual Meeting, or (iii) attendance at the Annual Meeting and voting in person.


                           STOCKHOLDERS' VOTING RIGHTS


                    Only holders of record of the Company's Common Stock at the close of business on May 14, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 1,889,554 shares of Common Stock outstanding, with one vote per share.


                    With respect to election of directors, assuming a quorum is present, the two candidates receiving the highest number of votes will be elected. See "Nomination and Election of Directors." To approve the Amended Employment Agreement of Mr. Joel R. Schultz and the Amendment of the 1995 Stock Option Plan, and to ratify the appointment of BDO Seidman, LLP, assuming a quorum is present, the affirmative votes of stockholders holding a majority of the voting power represented and voting at the meeting will be required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of the Common Stock.



                           STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


                    The following tables sets forth the ownership of Common Stock as of May 14, 1997 by (i) those persons known by the Company to hold at least 5% of the total outstanding Common Stock of the Company; (ii) the five directors of the Company, (iii) the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal year ended December 31, 1996 (the "Named Executives"), and (iv) all executive officers and directors of the Company, as a group.

                    This table includes, in addition to Common Stock outstanding as of May 14, 1997, Common Stock issuable upon exercise of subscriber warrants ("Subscriber Warrants") and general partner warrants ("General Partner Warrants") issued in connection with the restructuring (the "Restructuring") of the Company completed in June 1996. In addition, the table includes that portion of stock options granted to the Named Executives which are exercisable within the next 60 days, as described herein under the heading "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Plans and Arrangements -- Stock Option Plan."


                                                Common
                                                Stock                            Percent
Name and Address of                          Beneficially                           of
  Beneficial Owner                             Owned(1)                           Class
--------------------------                    -----------                        --------
Wellington Management Company, LLP                154,200                          8.2%
75 State Street
Boston MA  02109

Kramer Spellman, L.P.                             126,200                          6.7%
 2050 Center Avenue, Suite 300
 Fort Lee, New Jersey 0702

Joel R. Schultz (2)                               192,472                          9.7%
21031 Ventura Boulevard
Woodland Hills, CA 91364

Richard D. Young (3)                               47,114                          2.5%
21031 Ventura Boulevard
Woodland Hills, CA 91364

Charles J. Siegel                                   9,719                             *
21031 Ventura Boulevard
Woodland Hills, CA 91364

Frank Landini                                      15,218                             *
500 Ygnacio Road
Walnut Creek, CA

Kenneth A. Carmona(4)                              52,112                          2.7%
 21031 Ventura Boulevard
 Woodland Hills, CA 91364

James C. Neuhauser                                  6,600                             *
21031 Ventura Boulevard
Woodland Hills, CA 91364

Paul D. Weiser (5)                                 18,140                          1.0%
21031 Ventura Boulevard
Woodland Hills, CA 91364

Alan J. Siebler (6)                                 1,800                             *
21031 Ventura Boulevard
Woodland Hills, CA 91364

All Directors and Executive                       478,070                         22.7%
Officers as a group (10 persons)(7)




---------------------

*                   Less than 1%.

(1) Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.

(2) Includes an aggregate of 105,574 shares of Common Stock held by Joel R. Schultz, Toby Schultz, his spouse and The Schultz Living Trust, of which Joel R. Schultz and Toby Schultz are the co-trustees, 77,298 Subscriber and General Partner Warrants and currently exercisable options for 9,600 shares.

(3)                 Includes 45,514 shares of Common Stock and 1,600 Subscriber
                    Warrants.

(4) Includes 28,394 shares of Common Stock and 23,718 Subscriber and General Partner Warrants. Mr. Carmona terminated his employment with the Company effective as of December 31, 1996.

(5) Includes 5,936 shares of Common Stock and 12,204 Subscriber and General Partner Warrants.

(6)                 Includes 1,500 shares of Common Stock and 300 Subscriber
                    Warrants.

(7) Includes 259,067 shares of Common Stock, 205,803 Subscriber and General Partner Warrants and currently exercisable options for 13,200 shares.


                    The Company knows of no contractual arrangements which may at a subsequent date result in a change in control of the Company.

                      NOMINATION AND ELECTION OF DIRECTORS

                    The Company's Amended and Restated Certificate of Incorporation states that the Board of Directors shall be divided into three classes of directors, with the directors in each class to be elected for three-year staggered terms except for the initial directors. At this Annual Meeting, two directors are to be elected to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualify. The nominees for election as directors at this Annual Meeting set forth in the table below are both recommended by and currently serve as members of the Board of Directors of the Company.

                    In the event that either of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

                    The two nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as the Company's directors for the three-year term from 1997 to 2000. Stockholders of record on the Record Date are not entitled to cumulate their votes in the election of the Company's directors.


                    The following table sets forth certain information concerning Richard D. Young and Alan J. Siebler, the nominees for election as directors. These nominees were selected by the Nominating Committee of the Board of Directors, consisting of Joel R. Schultz, James C. Neuhauser and Paul D. Weiser. Mr. Siebler became a director of the Company by appointment of the Board on April 21, 1997, to fill a vacancy created by the resignation of Russell G. Allison on April 7, 1997. Mr. Allison, who served as a director of the Company from November 1995 until his resignation from the Board on April 7, 1997, resigned due to the adoption of a policy by his employer against employees acting as directors of public companies.


NOMINEE                  PRINCIPAL OCCUPATION                                AGE
--------------------------------------------------------------------------------
Richard D. Young         Senior Executive Vice President of the Company,     57
                         President of Pacific Thrift and Loan Company
                         ("Pacific Thrift") and Senior Executive Vice
                         President of PacificAmerica Money Centers, Inc.

Alan J. Siebler          Retired corporate manager and private investor.      66


          Mr. Richard D. Young has served as a director and Senior Executive Vice President of the Company and PacificAmerica Money Centers, Inc. ("PacificAmerica Centers"), a wholly-owned subsidiary of the Company, since

September 1995. He has also served as President and Chief Operating Officer of Pacific Thrift, a wholly-owned subsidiary of the Company, since November 1993. From 1983 to 1993, Mr. Young served as President and Chief Executive Officer of Topa Thrift and Loan. From 1984 to 1988 he served as President of Thrift Guaranty Corporation and as a director from 1983 through 1988 and again from 1989 through 1995 when the Thrift Guaranty Corporation was liquidated. Mr. Young is a member of the Mortgage Bankers Association Secondary and Capital Markets Committee and the California Association of Thrift and Loan Companies ("CATL") and has served as Vice President of CATL since 1995.

            Mr. Alan J. Siebler was appointed as a director of the Company on April 21, 1997 to fill the vacancy created by the resignation of Russell G. Allison. Mr. Siebler is also a non-employee director of Pacific Thrift and Loan Company, on which Board he has served since June 1992. He was a Human Resource Manager of the Van Nuys, California Plant of General Motors Corporation from August 1956 until September 1992. Mr. Siebler also served as a member of the Finance Committee of Temple Beth Ami, Reseda, California from 1983 to 1988 and of Shomrei Torah Synagogue from 1988 to present; Chairman of the California Joint Apprenticeship State Advisory Committee for Single Plant Industry from 1986 to 1989; and Member of the Committee for Industrial Training Curriculum of Pierce College. Mr. Siebler received a Bachelor of Arts Degree in Personnel and Industrial Relations from the University of California at Los Angeles and completed post-graduate courses at the School of Business of the University of California at Los Angeles. He has an extensive background in employment, workers compensation, employee benefits, education and training, labor relations and labor contract relations.


CONTINUING DIRECTORS

            James C. Neuhauser's term as director will expire at the next annual meeting of stockholders, and the terms of Joel R. Schultz and Paul D. Weiser will expire at the 1999 annual meeting of stockholders, or when their successors are elected and qualified. The Board of Directors may fill interim vacancies of directors. Each officer is elected by and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.


            Mr. Joel R. Schultz, age 60, is Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of the Company and was Chief Managing Officer of Presidential Mortgage Company, a California limited partnership, which was the Company's predecessor. Since 1989, Mr. Schultz has been the Chairman of the Board and Chief Executive Officer of Pacific Thrift. He also served as President of Pacific Thrift from 1988 to November 1993. He also is President and Chief Executive Officer of PacificAmerica Centers. Mr. Schultz is an attorney admitted to practice in California, a certified public accountant, and a California licensed real estate broker.


            Mr. James C. Neuhauser, age 39, has been a non-employee director of the Company since June 1996 and a non-employee director of Pacific Thrift since August 1996. Since March 1993, he has been employed with Friedman, Billings, Ramsey & Company, Inc., an investment banking firm headquartered in Arlington, Virginia, where he is currently Managing Director. He was formerly employed with Trident Financial Corporation from 1986 to 1993, where he last held the position of Senior Vice President. Mr. Neuhauser is a Chartered Financial Analyst.

            Mr. Paul D. Weiser, age 60, has been a non-employee director of the Company and PacificAmerica Centers since June 1996 and a non-employee director of Pacific Thrift since August 1996. Since 1968, he has been employed with Dataproducts Corporation, a manufacturer and seller of computer printers and related products, currently as its Senior Vice President, Secretary and General Counsel. Mr. Weiser is an attorney admitted to practice in California and former chairman of the Securities and Exchange Commission's Advisory Committee on Shareholder Communications.



                  INFORMATION CONCERNING THE BOARD OF DIRECTORS
                         AND CERTAIN COMMITTEES THEREOF

            The business of the Company's Board of Directors is conducted through meetings of the Board, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

            The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the annual audit report from the Company's independent public accountants. The Audit Committee consists of James
C. Neuhauser, Paul D. Weiser and Alan J. Siebler. Russell G. Allison was a director of the Company and member of the Audit Committee until Mr. Allison's resignation from the Board on April 7, 1997. Mr. Neuhauser is the Chairman of the Audit Committee. The Audit Committee held one meeting during 1996, which both of the then members of the committee attended.

            The Employee Compensation Committee determines the salary and bonus structure for all of the Company's executive officers and employees who are not employed under written contracts, as well as the annual bonuses of Messrs. Siegel, Markiewicz and Fremed. The Employee Compensation Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman. The Employee Compensation Committee held no meetings during 1996, because the Committee did not take any actions until 1997.

            The Executive Compensation and Stock Option Committee ("Executive Compensation Committee") determines the salary and bonus provisions of all executive officers under written employment agreements with the Company, reviews and certifies the performance-based bonuses of Messrs. Schultz and Young under each of their employment agreements with the Company, determines appropriate awards under the Company's 1995 Stock Option Plan and administers the Company's Stock Option Plan, Employee Savings Plan and Employee Stock Purchase Plan. See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Plans and Arrangements." The Executive Compensation Committee consists of Paul D. Weiser, James C. Neuhauser and Alan J. Siebler. Russell G. Allison was a director of the Company and member of the Executive Compensation Committee until Mr. Allison's resignation from the Board on April 7, 1997. Mr. Weiser is its Chairman. The Executive Compensation Committee held one meeting in 1996. Each of the members of the Executive Compensation Committee attended the meeting.

            The Executive Committee has the authority to act on behalf of the full Board of Directors in between meetings of the Board, except that the Executive Committee does not have the authority to amend the Certificate of Incorporation or the Bylaws of the Company, adopt an agreement of merger or consolidation, recommend to the stockholders a dissolution of the Company or a revocation of dissolution or remove or indemnify a director. To the extent authorized by the Board of Directors, the Executive Committee is also authorized to declare dividends of the Company and to issue shares of authorized and unissued Common Stock or any series of Preferred Stock of the Company. The Executive Committee consists of Joel R. Schultz, Richard D. Young and Paul D. Weiser. Mr.
Schultz is its Chairman. The Executive Committee held no meetings during 1996.


            On April 17, 1997, the Board of Directors created a Nominating Committee, which has the authority to nominate directors of the Company for election. The Nominating Committee consists of Joel R. Schultz, Paul D. Weiser and James C. Neuhauser. The Nominating Committee was not created until 1997, and thus held no meetings in 1996. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's Corporation Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director.


            There were six meetings of the Board of Directors of the Company during 1996. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director and the total number of meetings held by all committees of the Board of Directors on which he served during such period.



COMPENSATION OF BOARD OF DIRECTORS

 FEES

            The Company pays fees to its directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Company pays each employee director an annual fee of $500, plus $200 per board or committee meeting attended. The Company pays each non-employee director an annual fee of $2,500 (increased to $5,000 for 1997), plus $750 (increased to $1,000 for 1997) for each board meeting attended, plus $300 for each telephonic meeting of over 30 minutes in length, plus $350 (increased to $500 for 1997) per committee meeting for committee chairman and $250 (increased to $400 for 1997) per committee meeting for other committee members. The Corporate Secretary receives a fee of $200 per meeting attended.

            Each of Pacific Thrift and PacificAmerica Centers also pays fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. Pacific Thrift pays the same fees as the Company pays to its officer and non-officer directors. PacificAmerica Centers pays each employee director an annual fee of $250 plus $200 for each meeting attended, and each non-employee director an annual fee of $1,000, plus $500 for each board meeting attended, plus $200 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman or $250 per committee meeting for other committee members. The Corporate Secretary receives a fee of $200 per meeting attended. Only one meeting fee is paid for meetings of the Boards of Directors of the Company and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Company or any of its subsidiaries on the same day. It is the policy of the Board of Directors to have as many board and committee meetings on the same day as possible.

   OPTION PLAN

            For options granted to certain of the Company's directors pursuant to the Company's 1995 Stock Option Plan, see "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Stock Option Plan -- Options to Non- Employee Directors" and " -- Grant of Options."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

            The Company's Certificate of Incorporation provides that a director of the Company will have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under
Section 174 of the Delaware General Corporation Law (the "Delaware GCL") for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Company and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

            The provision does not eliminate or alter the duty of the Company's directors; it merely limits personal liability for monetary damages to the maximum extent now permitted by the Delaware GCL. Moreover, it applies only to claims against a director arising out of his role as a director; it does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves. While this provision does not affect the availability of injunctive or other equitable relief as a remedy for breach of duty by directors, it does limit the remedies available to a stockholder who has an otherwise valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. Because of this provision, stockholders will not have a claim for monetary damages based on breach of the directors' duty, even if the directors' conduct involved gross negligence (including a grossly negligent business decision involving a takeover proposal for the Company), unless the conduct is of a type for which the Delaware GCL does not permit limitation of liability. If the stockholders do not have a claim for monetary damages, their only remedy may be a suit to enjoin completion of the Board's action or to rescind completed action. The stockholders may not be aware of a proposed transaction that might otherwise give rise to a claim until the transaction is completed or until it is too late to prevent its completion by injunction. In such a case, the Company and its stockholders may have no effective remedy for an injury resulting from the Board's action.

            This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might otherwise have benefited the Company and its stockholders. The Securities and Exchange Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

            The Company included this exculpation provision in its Certificate of Incorporation to provide its directors with the maximum protection from personal liability made available by the Delaware GCL. It is believed that this provision will help the Company to attract and retain as directors the persons most qualified for those positions.

            The Company's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Company also has entered into indemnification agreements with each of its directors and executive officers whereby the Company will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Company or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

            The Company has purchased a directors' and officers' liability policy insuring directors and officers of the Company from certain liabilities as a result of their service as directors and officers of the Company.


                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

            Summary of Cash and Certain Other Compensation. The Company is a successor to Presidential Mortgage Company, a California limited partnership (the "Partnership"). On June 27, 1996, the Company and the Partnership completed a restructuring (the "Restructuring"), as a result of which all of the assets and liabilities of the Partnership were transferred to the Company. Prior to the Restructuring, the executive officers of the Company received compensation from the Partnership, Presidential Management Company, the general partner of the Partnership (the "General Partner") and/or Pacific Thrift, under various arrangements with those entities. (See "CERTAIN TRANSACTIONS.") The following table sets forth certain summary information concerning compensation paid or accrued by the Company, the Partnership, the General Partner and Pacific Thrift to or on behalf of the Chief Executive Officer and each of the Named Executives for the fiscal years ended December 31, 1996, 1995, and 1994:


                                                 Actual Annual Compensation
                                                 --------------------------
                                                                                         Securities
                                                                                         Underlying
Name and Principal Position             Year         Salary($)(1)      Bonus($)         Options(#)(2)
---------------------------             ----         ------------      --------         -------------
Joel R. Schultz,(3)                     1996          $450,704          $222,750(4)       48,000
Chief Executive Officer,                1995          $400,466            -0-               -0-
the Company and Pacific Thrift          1994          $214,200            -0-               -0-

Richard D. Young, President             1996          $247,583          $354,750(5)       50,000
and Chief Operating Officer,            1995          $214,273            -0-               -0-
Pacific Thrift                          1994          $161,600            -0-               -0-

Frank Landini,                          1996          $184,600          $207,112(6)       18,000
Executive Vice President -              1995          $159,600            -0-               -0-
Wholesale Lending Division,             1994          $109,600            -0-               -0-
 Pacific Thrift


                                                 Actual Annual Compensation
                                                 --------------------------
                                                                                         Securities
                                                                                         Underlying
Name and Principal Position             Year         Salary($)(1)      Bonus($)         Options(#)(2)
---------------------------             ----         ------------      --------         -------------
Kenneth Carmona, (7)                    1996          $151,733          $25,000           9,000
President, Consolidated                 1995          $150,000            -0-              -0-
Reconveyance Company                    1994          $150,150            -0-              -0-
("CRC"), Lenders Posting and
Publishing Company ("LPPC")
and Consolidated Reconveyance
Corporation ("CRCWA")


Charles J. Siegel,                      1996          $163,577          $51,667          13,000
Chief Financial Officer,                1995          $144,400            -0-              -0-
the Company and Pacific Thrift          1994          $125,967            -0-              -0-


-----------------------

(1) The amounts specified above include automobile allowances and directors' fees, but do not include life insurance or medical insurance premiums for benefits in excess of group benefits provided to employees, the aggregate amount of which do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each of the above named executives in each reported year.

(2) All options shown in this column were granted after June 27, 1996 and are exercisable at a price equal to the fair market value of the options on the date of grant.

(3) Salary amounts include payments prior to the effective date of the Restructuring for providing legal services in connection with loan accounts prior to June 27, 1996. See "Certain Transactions -- Payments to Managing Officers of the Partnership."

(4) Consists of a bonus amount earned under an employment agreement entered into effective as of the closing date of the Restructuring accrued for in 1996 and paid in 1997.

(5) Consists of a bonus of $107,000 paid in 1996 for the period prior to the Restructuring, a special discretionary bonus of $25,000 paid after the Restructuring and a bonus of $222,750 accrued for in 1996 under an employment agreement entered into effective as of the closing date of the Restructuring Date and paid in 1997.

(6) Consists of a bonus of $182,112 accrued for 1996, of which 75% was paid in January 1997 and 25% will be paid in January 1999 under an employment agreement, and a special discretionary bonus of $25,000 paid after the Restructuring. See "-- Employment Agreements."


(7) Includes amounts paid to a wholly owned corporation of Mr. Carmona. Mr. Carmona terminated his employment with the Company effective as of December 31, 1996, upon the sale of CRC, LPPC and CRCWA to two new entities substantially owned by Mr. Carmona. See "CERTAIN TRANSACTIONS -- Sale of CRC, CRCWA and LPPC."


   OPTIONS

            OPTION GRANTS DURING 1996. The Named Executives of the Company received grants of Incentive Stock Options during the year ended December 31, 1996 for the following amounts of shares of Common Stock. None of such options had been exercised, and all of such options were held by the Named Executives as of December 31, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                Individual Grants

                            Number of       % of Total                                            Potential Realizable Value
                           Securities         Options                                             at Assumed Annual Rates
                           Underlying        Granted to        Exercise of                        of Stock Price Appreciation
                             Options        Employees in       Base Price      Expiration         for Option Term
    Name                   Granted (#)       Fiscal Year          ($/Sh)         Date               5% ($)         10% ($)
    ----                   -----------      ------------      -------------    ------------        --------       -------
Joel R. Schultz            48,000             20%                 10.00         06/24/06           $301,869       $764,996


Richard D. Young           50,000             21%              10.00-12.50      06/24/06-          $317,592       $804,840
                                                                                06/25/06

Frank P. Landini           18,000             8%               10.00-12.50      06/24/06-          $116,346       $294,842
                                                                                06/25/06

Charles J. Siegel          13,000             5%               10.00-12.50      06/24/06-          $85,687        $217,147
                                                                                06/25/06

Kenneth A. Carmona(1)       9,000             4%                  10.00         03/31/97             n/a            n/a



(1) Mr. Carmona terminated his employment with the Company on December 31, 1996, and the expiration of his options was therefore accelerated to March 31, 1997. Mr. Carmona exercised all of his options on February 25, 1997, when the options had a potential realizable value of $198,000 based on the $32 per share market price of the Common Stock on the exercise date.

            OPTION EXERCISES IN 1996 AND CURRENT OPTION VALUES. No options were exercised during the last fiscal year. The following table provides certain information concerning unexercised options held as of December 31, 1996, by the executive officers who held options at the end of 1996:

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUES


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                       AND DECEMBER 31, 1996 OPTION VALUES


                                                                                               Value of Unexercised
                         Shares                           Number of Unexercised                In-the-Money Options
                       Acquired on         Value          Options at 12/31/96 (#)              at 12/31/96 ($) (1)
                      Exercise (#)     Realized ($)   Exercisable        Unexercisable     Exercisable        Unexercisable
                      ------------     ------------   -----------        -------------     -----------        -------------
Joel R. Schultz             0                0              9,600           38,400           $182,400             $729,600

Richard D. Young            0                0                  0           50,000                  0             $945,000

Frank P. Landini            0                0                  0           18,000                  0             $337,000

Charles J. Siegel           0                0                  0           13,000                  0             $240,750

Kenneth A. Carmona          0                0              9,000                0           $171,000                    0


(1) Value of unexercised "in-the-money" options is the difference between the market price of the Common Stock at December 31, 1996 ($29.00 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.


   EMPLOYMENT AGREEMENTS

            The Company entered into employment agreements with Messrs. Joel R. Schultz, Richard D. Young, Kenneth A. Carmona, Norman A. Markiewicz and Richard
B. Fremed, effective as of June 27, 1996, the closing date of the Restructuring (the "Closing Date"). In addition, Pacific Thrift entered into an employment agreement with Mr. Frank P. Landini which became effective as of January 1, 1996. The employment agreement with Mr. Carmona was terminated effective December 31, 1996, upon the sale of CRC, LPPC and CRCWA to entities controlled by Mr. Carmona. On January 1, 1997, the Company entered an employment agreement with Mr. Charles J. Siegel.


            The employment agreement with Mr. Schultz provides for an initial term of three years, which is automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Schultz is employed as the President and Chief Executive Officer of the Company, Chief Executive Officer of Pacific Thrift, and President and Chief Executive Officer of PacificAmerica Centers. Mr. Schultz' annual salary is $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2-1/2% of the net pre-tax profits of the Company if the Company earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on June 27, 1996 with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Company reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Company if the Company earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Company reaches equity of at least $20 million). For 1996, the bonus included only net profits of the Company from June 27, 1996 through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Company to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Schultz is not eligible to participate in the employee cash bonus pool of the Company.

            The employment agreement of Mr. Schultz has been amended, subject to the approval of the stockholders at the Annual Meeting, to provide that (i) the initial term of the agreement will be extended until December 31, 2000, and will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement; (ii) the annual bonus amount will be determined as the applicable percentage of the annual net pre-tax profits of the Company as determined before deduction of the bonuses payable to Mr. Schultz; (iii) up to 80% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, with any amount paid during the year in excess of the annual bonus determined in any later quarter to be repaid by Mr. Schultz or, in the discretion of the Board of Directors, deducted from base salary and any other amounts owed to him by the Company or repaid pursuant to a schedule approved by the Board; and (iv) upon a termination of employment due to a "Corporate Change" (as defined below), the bonus amount payable to Mr. Schultz will be one and one-half times the higher of the actual bonus earned in the prior year or an amount determined by annualizing the pre-tax and after-tax profits of the Company for the number of months completed in the current year prior to the Corporate Change. If the amended employment agreement is approved by a majority of stockholders present and voting at the Annual Meeting, the amendment will take effect for all periods after January 1, 1997. If the amended employment agreement is not approved by a majority of stockholders present and voting at the Annual Meeting, the existing terms of the employment agreement of Mr. Schultz will continue in effect. See "Approval of Amendment to Employment Agreement of Executive Officer."



            The employment agreement with Mr. Young provides for an initial term of two years, which is automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Young is employed as the President of Pacific Thrift and Senior Executive Vice President of the Company and PacificAmerica Centers. Mr. Young's annual salary is $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2-1/2% of the net pre-tax profits of the Company if the Company earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on June 27, 1996 with respect to 1996 and on January 1 of each succeeding calendar year) of 20% (reduced to 10% for each year after the Company reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Company if the Company earns net after tax profits equal to a minimum return on equity of 30% or more (reduced to 20% for each year after the Company reaches equity of at least $20 million). For 1996, the bonus included only net profits of the Company from June 27, 1996 through December 31, 1996. The bonus will be reduced to the extent necessary to allow the Company to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Young is not eligible to participate in the employee cash bonus pool of the Company.

            The employment agreement with Mr. Siegel provides for a term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Siegel is employed as Chief Financial Officer of the Company, PacificAmerica Centers and Pacific Thrift. Mr. Siegel's annual salary is $160,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Siegel is also eligible to participate in the employee cash bonus pool of the Company.

            The employment agreement with Mr. Markiewicz provides for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Markiewicz is employed as Executive Vice President of the Company, PacificAmerica Centers and Pacific Thrift. Mr. Markiewicz' annual salary is $135,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Markiewicz is also eligible to participate in the employee cash bonus pool of the Company.

            The employment agreement with Mr. Fremed provides for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Fremed is employed as Executive Vice President and Secretary of the Company, and PacificAmerica Centers, and Secretary and Treasurer of Pacific Thrift. Mr. Fremed's annual salary is $125,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Fremed is eligible to participate in the employee cash bonus pool of the Company.

            The employment agreements of Messrs. Schultz, Young, Siegel, Markiewicz and Fremed provide that an executive may voluntarily terminate his employment with the Company upon the occurrence of a corporate change, as defined in the employment agreement (a "Corporate Change"). In that event, the employee will be entitled to continuation of certain benefits, and severance pay equal to a percentage of his salary and bonus as provided in his agreement. Corporate Changes under the employment agreements include any one (or more) of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner of shares of the Company with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Company just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Company will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Exchange Act, or a sale or other disposition of all or substantially all the assets of the Company (including but not limited to the assets or stock of Company's subsidiaries that results in all or substantially all of the assets or stock of Company on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Company's Common Stock (other than one made by the Company) and shares of Common Stock are acquired thereunder; (v) the stockholders of the Company cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period; (vi) with respect to Joel Schultz only, a change in his duties or a reduction in compensation and (vii) with respect to Charles Siegel only, a change in the Chief Executive Officer and Senior Executive President of the Company.

            The Company retains the right to terminate any of the employment agreements in the event of an employee's physical or mental disability which renders him unable to perform under the agreement for any period of one hundred and twenty consecutive days or for an aggregate period of one hundred and twenty or more days during any twelve-month period. In the event of termination due to disability, an employee would be entitled to receive as disability compensation a lump sum payment equal to the annual bonus earned by employee during the fiscal year preceding the year of termination, one year's annual salary, payable not less frequently than monthly and continuation of certain benefits for the greater of one year or the remainder of the term under the agreement. In the event of death, an employee's personal representative is entitled to receive as a death benefit, in addition to any other payments which he may be entitled to receive under any of the Company's benefit plans, payment of one year's salary, payable not less frequently than monthly. In addition, the personal representative of Mr. Schultz or Mr. Young would be entitled to receive a lump sum payment equal to the higher of the bonus earned in the prior year or the bonus that would have been earned in the current year had the employee continued his employment for the full year.

            The Company will have the right to terminate the employee for cause, which is defined in the agreement as conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against the Company, or conduct materially injurious to the Company's business or reputation. In the event of termination of the agreement without cause, the employee would be entitled to the continuation of certain benefits and severance pay for either six months or one year, as provided in his agreement.

            Mr. Landini is employed as Executive Vice President of Pacific Thrift for a term of two years by Pacific Thrift, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Landini receives an annual base salary of $150,000, as adjusted annually for increases in the cost of living index. Mr. Landini also receives an annual bonus based upon net profits earned by Pacific Thrift's Wholesale Division, over which Mr. Landini has primary responsibility. Net profits from the Wholesale Division consists of revenues earned from premiums on loan sales, net interest earned on loans prior to sale, and net fees charged to borrowers (less fees paid to brokers and other referral sources), less employee related and overhead expenses of the Wholesale Division.


            Mr. Landini's original agreement provided for him to receive up to $100,000 of his bonus earned in 1996 plus one-half of any bonus earned in 1996 in excess of $200,000 in January 1997, with any remaining bonus amount earned in 1996 to be paid 36 months later. For years after 1996, one-half of Mr. Landini's bonus was to be paid the following January, and the remaining half paid 36 months later. Pursuant to an amendment to his agreement dated as of January 1, 1997, 75% of the bonus earned in 1996 was paid in January 1997, and 75% of the bonus payable for future years will be payable in the following January, with the remainder of each year's bonus payable three years thereafter. In every case, the deferred bonus amount is subject to forfeiture if Mr. Landini voluntarily terminated his employment or Pacific Thrift terminated his employment "for cause." Events which are deemed termination "for cause" include conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against Pacific Thrift or conduct materially injurious to Pacific Thrift's business or reputation. If Mr. Landini's employment agreement continues for a total of ten years or more, the provision delaying a portion of his bonus for three years will terminate. Mr. Landini is not eligible for the employee bonus pool.

PLANS AND ARRANGEMENTS

            Employees of the Company, including executive officers, are entitled to participate in various benefit plans established by the Company and approved by the Board of Directors and the Partnership, as the sole stockholder of the Company, prior to the Restructuring.

            1995 STOCK OPTION PLAN

            The 1995 PacificAmerica Money Center, Inc. Stock Option Plan (the "1995 Plan") is designed to promote and advance the interests of the Company and its stockholders by (1) enabling the Company to attract, retain, and reward managerial and other key employees and non-employee directors, and (2) strengthening the mutuality of interests between participants and the stockholders of the Company in its long term growth, profitability and financial success by offering stock options.

            SUMMARY OF THE 1995 PLAN. The 1995 Plan empowers the Company to award or grant from time to time until December 31, 2003, when the 1995 Plan expires except with respect to options then outstanding, to officers, directors and key employees of the Company and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Committee which will administer the 1995 Plan.

            ADMINISTRATION. The 1995 Plan is administered by the Executive Compensation and Stock Option Committee of the Board of Directors (the "Executive Compensation Committee"). The 1995 Plan provides that the Executive Compensation Committee must consist of at least two non-employee directors of the Company within the meaning of Rule 16b-3 under the Exchange Act, and "outside directors" within the meaning of Treasury Regulations ss. 1.162-27(c)(3). The Executive Compensation Committee has the sole authority to construe and interpret the 1995 Plan, to make rules and procedures relating to the implementation of the 1995 Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Members of the Executive Compensation Committee are not be eligible to receive discretionary Options under the 1995 Plan.

            ELIGIBILITY CONDITIONS. Managerial employees, including all officers of the Company, and other key employees of the Company and its subsidiaries who hold positions of significant responsibility and non-employee directors will be eligible to receive Options under the 1995 Plan. Non-employee directors are only eligible to receive Non-Qualified Stock Options under the 1995 Plan. Except for Non-Qualified Stock Options granted to non-employee directors, the selection of recipients of, and the nature and size of, Options granted under the 1995 Plan will be wholly within the discretion of Executive Compensation Committee. The 1995 Plan is subject to specific formula provisions relating to the grant of options to non-employee directors, the exercisability of Incentive Stock Options and the total shares available for option grants. In addition, there is a 50,000 share limit on the number of shares of Common Stock in respect of which any type of Options may be granted to any person in each calendar year.

            SHARES SUBJECT TO 1995 PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Plan (the "Plan Maximum") is 250,000 with an increase of two percent (2%) of the total issued and outstanding shares of the Common Stock on the first day of each subsequent calendar year, up to a maximum 330,000 shares, commencing January 1, 1997.

            For the purpose of computing the total number of shares of Common Stock available for Options under the 1995 Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options, determined at the date of the grant of such Options. However, if any Options are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further Option grants. The shares of Common Stock which may be issued to participants in the 1995 Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company. No fractional shares may be issued under the 1995 Plan.

            The maximum numbers of shares of Common Stock in payment of Options granted or which may be subject to Options, as applied to the 1995 Plan and its several components, are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

            TRANSFERABILITY. No Option granted under the 1995 Plan, and no right or interest therein, is assignable or transferable by a participant except by will or the laws of descent and distribution.

            TERM, AMENDMENT AND TERMINATION. The 1995 Plan will terminate on December 31, 2003, except with respect to Options then outstanding. The Board or Directors may amend or terminate the 1995 Plan at any time, except that, (i) to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, as amended and in effect from time to time (or any successor rule), the Board of Directors may not, without approval of the stockholders of the Company, make any amendment that would (1) increase the total number of shares available for issuance (except as permitted by the 1995 Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the 1995 Plan, and (ii) the provisions of the 1995 Plan governing the award of options to non-employee directors may not be amended more than once every six months other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the regulations promulgated thereunder.

            CHANGE OF CONTROL. The 1995 Plan provides that the exercisability of outstanding Options shall be accelerated upon any of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Company just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Company will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Exchange Act, or a sale or other disposition of all or substantially all the assets of the Company (including but not limited to the assets or stock of the Company's subsidiaries that results in all or substantially all of the assets or stock of the Company on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the

Company's Common Stock (other than one made by the Company ) and shares of Common Stock are acquired thereunder; or (v) the stockholders of the Company cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period.

            INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Code, in respect of up to the Plan Maximum may be granted under the 1995 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by Executive Compensation Committee.

            GRANT OF INCENTIVE STOCK OPTIONS. As of December 31, 1996, a total of 227,400 Incentive Stock Options were held by key employees, including executive officers of the Company, at exercise prices ranging from $10 to $29 per share. For employees who were employed by the Partnership for five years or more, options become exercisable 20% after the first six months following the grant, and an additional 20% on the first, second, third and fourth anniversary dates of the grant thereafter. For employees who were employed by the Partnership for less than five years, options become exercisable 25% on each of the first, second, third and fourth anniversary dates of the grant.
See "-- Option Grants During 1996."

            NON-QUALIFIED STOCK OPTIONS. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as Executive Compensation Committee shall determine, up to a maximum term of ten years.

            OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1995 Plan also provides for the grant of options to non-employee directors of the Company or any of its subsidiaries, without any action on the part of the Board or Executive Compensation Committee, only upon the terms and conditions set forth in the 1995 Plan. Each eligible non-employee director of the Company or any of its subsidiaries automatically receives, for each directorship held by such person, Non-Qualified Options to acquire (i) 1,000 shares of Common Stock and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Company thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each person who thereafter becomes a non-employee director shall automatically receive Non-Qualified Options to acquire (i) 1,000 shares of Common Stock for each directorship held by such person on the date such person becomes a non-employee director and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Company thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each option shall become exercisable as to 50% of the shares of Common Stock subject to the option on each of the first anniversary date of the grant and 50% on the second anniversary date of the grant, and will expire ten years from the date the option was granted. The exercise price of such options shall be equal to 100% of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the 1995 Plan.

            As of December 31, 1996, the non-employee directors of the Company and its subsidiaries have been granted pursuant to the formula provisions of the 1995 Plan Non-Qualified Options to acquire a maximum of 6,000 shares of Common Stock, at exercise prices ranging from $10 to $14.75 per share.

            The Board of Directors has adopted an amendment to the 1995 Plan, subject to the approval of the stockholders, to increase the number of Non-Qualified Options which would automatically be granted to non-employee directors after each 12 month period of continuous services as a director from 100 shares for each directorship held, to 1,000 shares, regardless of the number of directorships held . See "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN."

            OPTION EXERCISE PRICES. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the date of grant. Except for Options to Non-Employee Directors, Non- Qualified Stock Options may be issued at such option exercise price as Executive Compensation Committee shall determine, but not less than par value per share. The fair market value of all Options is determined as the closing price of the Common Stock on the day preceding the date the Option is granted.

            EXERCISE OF OPTIONS. Stock options become exercisable in accordance with a vesting schedule set forth in each option agreement. See "-- Grant of Incentive Stock Options" and "-- Options to Non-Employee Directors." No Stock Option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Company or one of its subsidiaries. Stock Options are exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by Executive Compensation Committee, in previously acquired shares of the Common Stock at the fair market value thereof at exercise date.

            RETIREMENT PLAN

            The Company has adopted the 401(k) Plan previously established by the General Partner on behalf of the Partnership and its subsidiaries (the "Retirement Plan"). The terms of the Retirement Plan allow employees to invest contributions in Common Stock of the Company.

            All employees (including officers) of the Company and its subsidiaries are eligible to participate in the Retirement Plan and future employees will be eligible following the completion of 1,000 hours of service and their first year of employment. Subject to certain limitations, participants in the Retirement Plan may make contributions from 2% to 15% of their pretax compensation, up to a maximum of $9,500 per year (in 1996), subject to certain limitations and annual adjustments for inflation. The Company may, in its discretion, make a matching contribution equal to a percentage of compensation contributed by each participant, not to exceed 6% of compensation. The Retirement Plan is designed to qualify under Section 401(k) of the Code and therefore contributions by the Company and the participants are deductible by the Company and not includable in the income of the participants for federal income tax purposes. Participants will always be fully vested in all of their individual contributions to the Retirement Plan (and in earnings on such contributions). Participants will be fully vested in employer contributions (and earnings on such contributions) to the Retirement Plan, regardless of years of service, upon the attainment of normal retirement age (age 65), such participant's death or permanent and total disability while employed by the Company or the termination or complete discontinuance of the Retirement Plan. If a participant terminates employment with the Company for any other reason other than retirement, then such participant's interest in employer contributions to the Retirement Plan shall vest 20% after one year of service, and 20% for each year of service thereafter, so they will be vested 100% after five or more years of service. An employee's service with the Partnership, the General Partner, and former affiliates is counted for purposes of vesting under the Retirement Plan.

            STOCK PURCHASE PLAN

            The 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") provides for eligible employees of the Company and its subsidiaries to participate in the ownership of the Company by acquiring the right to purchase shares of the Company's Common Stock. The Stock Purchase Plan covers a total of 50,000 shares of Common Stock, which may be purchased by the Plan in the open market or issued by the Company from authorized and unissued treasury stock. The purpose of the Stock Purchase Plan is to promote the interests of the Company by providing a method whereby employees of the Company may participate in the ownership of the Company by acquiring an interest in the Company's growth and productivity.

            THE OPTIONS. The Stock Purchase Plan provides that, during each specified period ("Option Period"), the Company may grant options to participants to purchase, at the termination of that Option Period, shares of Common Stock under the Stock Purchase Plan. The Option Periods coincide with the Company's calendar year.

            The price at which each share covered by an option under the Stock Purchase Plan may be purchased is in all instances 100% of the fair market value of a share of Common Stock on the first day of the applicable Option Period.

            Unless terminated, options granted at the commencement of an Option Period are exercised automatically on the last day of that Option Period. An option terminates upon a voluntary withdrawal from participation in the Stock

Purchase Plan by a participant, which may be effected any time prior to the last day of the Option Period by completing a notice of termination form. An option also terminates automatically if the participant holding the option ceases to be employed by the Company or a subsidiary of the Company for any reason (including death, disability or retirement) prior to the last day of the Option Period.

            An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the optionee, only by such optionee. Optionees do not have rights as Stockholders with respect to option shares until they exercise their options.

            ELIGIBILITY AND PARTICIPATION. All full-time employees of the Company and its subsidiaries who have been employed continuously for at least 30 days and who work more than 20 hours per week are eligible to participate in the Stock Purchase Plan at their election. However, no employee may be granted an option if such employee would immediately thereafter own, directly or indirectly, 5% or more of the combined voting power of all classes of stock, of the Company, as determined pursuant to Section 424(d) of the Code.

            Eligible employees may enroll as participants in the Stock Purchase Plan by executing a form provided by the Company prior to the commencement of each Option Period on which they may designate the stated maximum set forth on the form, to (1) the portion of their compensation, in any amount up to the stated maximum set forth on the form, to be deducted semi-monthly, and accumulated for the purchase of shares of Common Stock, and/or (2) the amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock. Once chosen, the semi-monthly contribution for that Option Period cannot be decreased or increased without terminating the option. The aggregate maximum dollar amount which may be designated by a participant to be applied to the purchase of shares under the Stock Purchase Plan may not exceed the lesser of 15% of base compensation or $25,000 per year.

            ADMINISTRATION AND AMENDMENT. The Stock Purchase Plan is administered by the Executive Compensation and Stock Option Committee of the Board of Directors. That Committee is empowered to interpret and construe any provision of the Stock Purchase Plan and to adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.


            The Board of Directors of the Company may at any time, insofar as is permitted by law, alter, amend, suspend or discontinue the Stock Purchase Plan with respect to any shares not already subject to options; provided, however, that without the approval of the Stockholders no modification or amendment may increase the number of shares subject to the Stock Purchase Plan, extend the term of the Stock Purchase Plan, alter the option price formula, otherwise materially increase the benefits accruing to participants, materially modify the requirements as to eligibility for participation, or amend the Stock Purchase Plan in any manner that will cause it to fail to meet the requirements of an "Employee Stock Purchase Plan" as defined in Section 423 of the Code.

            SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

            The PacificAmerica Money Center, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan"), an unfunded retirement plan, is designed to provide benefits to certain long-term executive officers of the Company and its predecessors. Participants' years of service with the Partnership, the General Partner (and its former affiliate, Pacific Thrift and Loan Association) CRC, LPPC and Pacific Thrift prior to the completion of the Restructuring will carry forward for vesting and benefit accrual purposes. The Supplemental Plan covers the following six employees: Joel R. Schultz, Richard
B. Fremed, Norman A. Markiewicz, Richard D. Young, Charles J. Siegel and Frank
P. Landini. Future participants, if any, will be determined by the Board of Directors. Administration of the Supplemental Plan is the responsibility of the Executive Compensation and Stock Option Committee. Participants in the Supplemental Plan will not be permitted to make contributions to the Supplemental Plan.

            Under the Supplemental Plan, a participant's 65th birthday is deemed his or her normal retirement date ("Normal Retirement Date"). The yearly benefit that a participant will receive at his or her Normal Retirement Date will be 1-2/3% of his or her average compensation (whether paid by the General Partner, the Partnership or the Company) for his or her highest 3 consecutive years, multiplied by the actual number of his or her years of service. However, in no event will any years of service in excess of 30 be taken into account. The participant's benefits are reduced by his estimated Social Security Benefit and by his estimated Section 401(k) Plan Benefit. The estimated

401(k) Plan Benefit is determined as a straight life annuity that is the actuarial equivalent of the sum of the elective deferral and company matching contributions made to the Retirement Plan, based on the assumption that the maximum elective deferrals and company match are contributed to the Retirement Plan on behalf of the participant each year and the participant's account yields an assumed earnings rate. Benefits are payable monthly upon the participant's retirement.

            A participant is entitled to elect early retirement before his or her Normal Retirement Date, and still receive retirement benefits, at any time after (a) he or she has completed 15 years of service and (b) the sum of his or her age and years of service equals or exceeds 70 ("Early Retirement Date"). The dollar amount of a participant's early retirement benefit equals the normal retirement benefit reduced 1/4% for each month prior to his or her 65th birthday.

            If a participant dies while employed by the Company at any time when he or she is eligible for early or normal retirement, his or her surviving spouse will receive the survivor portion of a benefit determined as if the participant had retired on the day before his or her death, and had elected to receive his or her benefit in the form of a 50% joint and survivor annuity.

            Participants' benefits will become fully vested upon the attainment of their Early Retirement Date or Normal Retirement Date; however, participants will forfeit all of their benefits in the event they are terminated for cause, or they engage in competition with the Company without express written consent of the Company, either before or after retirement.

            Special rules apply following a Change of Control of the Company. If a participant's employment is terminated within 5 years following a Change of
Control:

            (a) the participant will be entitled to receive a benefit even if he or she voluntarily terminates employment prior to eligibility for retirement, provided it is for "Good Reason," which includes, among other circumstances, reduction in the participant's annual base salary, the failure to pay within 7 days of the due date any portion of the participant's compensation, and the Company's failure to continue in effect any material compensation plan in which the participant participated immediately before the Change of Control;


            (b) the participant will be credited with an additional 5 years of service and entitled to receive a lump sum distribution of the present value of his or her accrued benefit; and

            (c) the participant's benefit can be forfeited because he or she is terminated for cause only if (i) the termination is because of the willful and continued failure by the participant to substantially perform his or her duties with the Company after a written demand for substantial performance is delivered to the participant by the Board of Directors, or (ii) the participant's theft or embezzlement from the Company, fraud or other acts of dishonesty in the conduct of the Company's business, conviction or plea of nolo contendere to any felony or any crime involving moral turpitude, or willful and knowing action which is materially injurious to the business or reputation of the Company.

            A participant shall have the right to appeal a dismissal for cause to the Board of Directors. Such participant shall not be deemed to have been terminated for cause within 5 years following a Change of Control unless and until he or she receives a copy of a resolution stating that the participant had committed an act described in clause (i) or (ii) of paragraph (c) above, duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors.

            A participant also will have the right to receive a lump sum benefit under the Plan in the event of a voluntary termination of employment within one year following a Change of Control, based on his actual Years of Service.

            The Board of Directors of the Company may amend or terminate the Supplemental Plan at any time, provided that neither the accrual or vesting rights of any participant at the time of amendment or termination may be adversely affected without the consent of that participant. Plan termination will not result in immediate vesting of accrued benefits.

            The following table shows the estimated annual retirement benefits, before any applicable offset for estimated Social Security benefits or estimated 401(k) benefits under the Retirement Plan. Such benefits would be payable to participants in the Supplemental Plan on their Normal Retirement Date on a straight life annuity basis.

Offsets for social security and 401(k) contributions made under the Retirement Plan may be substantial for certain participants.


         Average Annual                                              Annual Compensation
            Eligible                                         Years of Service at Retirement
                                                             ------------------------------
         Compensation
         ------------
                                15                 20               25                   30
                              --------          --------          --------             -----
            $100,000          $ 25,005          $ 33,340          $ 41,675          $ 50,010
            $200,000          $ 50,010          $ 66,680          $ 83,350          $100,020
            $300,000          $ 75,015          $100,020          $125,025          $150,030
            $400,000          $100,020          $133,360          $166,700          $200,040
            $500,000          $125,025          $166,700          $208,375          $250,050



            As of December 31, 1996, all of the Named Executive Officers in the summary compensation table, except Kenneth A. Carmona, were participating in the Plan. The average salary of the named executive officers for purposes of the Plan does not differ substantially from that set forth in the annual compensation columns of the summary compensation table, except for Joel R. Schultz, whose average annual eligible compensation currently is $600,769, which is the average of his annual compensation for the years 1989, 1990 and 1991. Credited years of participation in the Plan by the Named Executive Officers participating in the Plan are as follows: Joel R. Schultz, 22 years of participation; Richard D. Young, three years of participation; Frank Landini, three years of participation; and Charles J. Siegel, three years of participation.

            1997 BONUS PERFORMANCE PLAN

            Effective April 18, 1997, the Board of Directors of the Company adopted a 1997 Bonus Performance Plan (the "Bonus Plan") for all officers and employees of the Company and its subsidiaries except Messrs. Joel R. Schultz and Richard D. Young. The Bonus Plan is intended to provide a strong incentive for all of the Company's officers and employees to significantly enhance stockholder value.

            The Bonus Plan has established $80 per share performance targets for the market price of the Company's stock by December 31, 1999 or the consideration to be received by all Common Stockholders in a sale, merger, cash tender offer, exchange offer or other business combination. The performance targets will be achieved if either (a) the average market price for the Company's Common Stock (the "Market Price") for the sixty days prior to December 31, 1999 is in excess of $80 per share; or (b) the total consideration (including cash and the value of any other consideration received by the stockholders, as determined in good faith by the Board of Directors of the Company) in a sale, merger, cash tender offer, exchange offer or other business combination (the "Acquisition Price") is in excess of $80 per share. If either of these performance targets is met, a bonus pool, payable in cash and/or Common Stock in the discretion of the Board of Directors, will be established by the Board of Directors equal to no more than five percent (5%) of the excess of the Market Price or the Acquisition Price over $80 per share, to be allocated among and paid at such time to such of the employees and officers (other than Messrs. Schultz and Young) as the Board of Directors shall determine, based upon its assessment of the performance of such employees and officers.

            The Board of Directors believes that this Bonus Plan will, in addition to providing a strong incentive to maximize stockholder value, provide a significant incentive for all of the Company's valued employees, including regional managers and top performing loan representatives, to remain in the Company's employ. The Bonus Plan will be administered by the Company's Executive Compensation Committee and may from time to time be amended, suspended or terminated, in whole in part, by the Board of Directors. No amendment will be effective without Board and/or stockholder approval if such approval is required to comply with the applicable regulations under Internal Revenue Code Section 162(m), which relates to limits on deductibility of compensation to any executive officer in excess of $1 million in any taxable year.

            Since the Bonus Plan is not available to any executive officer whom management currently believes would earn compensation in excess of $1 million, there is no requirement for stockholder approval of the Bonus Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTRODUCTION

            Prior to the completion of the Restructuring on June 27, 1996, the Partnership had various arrangements with its General Partner and affiliates, pursuant to which the Partnership received services and acquired certain assets. Upon the effective date of the Restructuring, all of the prior arrangements, including management fees and reimbursements, between the Partnership and these affiliates were terminated. The description of fees and other payments appearing below are provided for historical purposes, and are not representative of any current arrangements between the Company and any of its officers or directors or any related entities, except as otherwise specifically noted below with respect to a consulting agreement with a former director of the Company.

MANAGEMENT AND OTHER FEES AND REIMBURSEMENTS PAID TO THE GENERAL PARTNER


            Prior to the Restructuring, the General Partner received various fees and reimbursements from the Partnership pursuant to the Partnership Agreement, all of which were terminated effective upon the closing date of the Restructuring. In 1996, the General Partner received a management fee of $174,000, supervision fees of $959,000 and reimbursements for employee salaries and related expenses of $100,000.





PAYMENTS TO GENERAL PARTNER RELATED TO PURCHASE OF CRC AND LPPC


            Effective July 1, 1990, the Partnership purchased CRC and LPPC from the General Partner, for a total purchase price of $908,000. In addition, the Partnership agreed to pay to the General Partner an additional amount annually for five years, to be calculated as 50% of the total annual net profits earned by CRC in excess of $465,000 (the "Base Profit Amount"). In 1995 the Partnership accrued to the General Partner $172,000 pursuant to this provision, which was paid in 1996. No further amounts were payable to the General Partner under this agreement for any period after December 31, 1995.


SALE OF CRC, CRCWA AND LPPC

            Effective as of December 31, 1996, the Company sold substantially all of the assets of CRC, and LPPC and all of the stock of CRCWA to two newly created entities, Consolidated Reconveyance Company, LLC ("New CRC") and Lenders Posting and Publishing Company, LLC ("New LPPC"), in which Kenneth A. Carmona is a substantial owner and managing member. Prior to the sale, Mr. Carmona had been President of CRC, LPPC and CRCWA since the respective dates of their formation, and an Executive Vice President of the Company. As part of the sale transaction, the employment agreement between the Company and Mr. Carmona was terminated.

            The total purchase price for the assets and stock and goodwill of CRC, LPPC and CRCWA was $1,822,000, subject to increase or decrease in an amount equal to the increase or decrease in the total combined partners' and shareholders' equity of CRC, LPPC and CRCWA, as shown on the audited consolidating balance sheets of the Company at December 31, 1996, from November 30, 1996. The purchase price was reduced by $74,000 pursuant to the foregoing adjustment provision. The Company recorded a fourth quarter 1996 pre-tax and after-tax charge of

$1,038,000 for disposition of the business of CRC, LPPC and CRCWA, which comprised a $926,000 loss of goodwill and a loss from discontinued operations in November and December 1996.

            The purchase price was paid $450,000 in cash and $1,372,000, subject to adjustment as described above, under the terms of a secured promissory note of New CRC, New LPPC and CRCWA. The note is payable in installments of principal and interest equal to $25,000 per month for two years beginning April 1, 1997, and thereafter in installments of approximately $9,300 per month until March 1, 2012. Mandatory prepayments are also due quarterly on the note equal to specified percentages of the quarterly gross revenues in excess of minimum quarterly amounts of each of New CRC, New LPPC and CRCWA. The note is secured by all of the accounts receivable of New CRC, New LPPC and CRCWA. The purchase price and terms of the sale were established by arms' length negotiation between the Company and the purchasers.

AMOUNTS OWED FROM AND TO THE GENERAL PARTNER AND THE PARTNERSHIP

            At June 27, 1996, a total of $1,691,000 was owed by the Partnership to the General Partner, including a $600,000 unsecured loan made on May 15, 1992 plus interest thereon of $81,542, plus accrued and unpaid management, supervision and other fees of $583,799. Offsetting these obligations were debts owed by the General Partner to the Partnership for salaries, rent and overhead paid by the Partnership and overpaid management fees in 1994 and 1995, which totaled $337,000 at June 27, 1996. Of the net $1,354,000 which the Partnership owed to the General Partner as of June 27, 1996, $800,000 was paid to the General Partner and used by the General Partner to purchase Common Stock in the Rights Offering and $385,000 was paid to the General Partner and used to purchase the General Partner Warrants. The remaining $169,000 owed to the General Partner was paid in November 1996. The General Partner distributed all Common Stock, Subscriber Warrants and General Partner Warrants received by it to its partners.

PAYMENTS TO MANAGING OFFICERS OF THE PARTNERSHIP


            Prior to the Restructuring, two of the Managing Officers, Joel R. Schultz and Norman A. Markiewicz, had employment agreements with Pacific Thrift providing incentive payments based upon net operating profits of the Partnership. Upon the completion of the Restructuring, Mr. Schultz and Mr. Markiewicz received $20,000 and $10,000, respectively, on amounts earned under these employment contracts based on net operating profits of the Partnership from January 1, 1996 through June 27, 1996. These employment agreements were terminated as of June 27, 1996.

            Joel R. Schultz also received payments for providing legal services in connection with the Partnership's loan accounts (excluding home improvement loans), for which he received $100 from the fees paid by each borrower. Total fees of $212,000 were paid to Mr. Schultz for the year ended December 31, 1996. Upon completion of the Restructuring, these amounts were no longer paid.

CONSULTING AGREEMENTS WITH DIRECTOR OF PACIFIC THRIFT





            Following the Restructuring, the Company entered into a consulting agreement with Mr. Ermyas Amelga, a director of the Company who resigned effective June 27, 1996. Pursuant to the agreement, Mr. Amelga has agreed to provide financial and strategic consulting services to the Company for one year. Mr. Amelga is entitled to receive consulting fees of $2,000 per month during the term of the Consulting Agreement and stock options for 1,000 shares of Common Stock under the Company's 1995 Stock Option Plan.



                   JOINT REPORT OF THE EXECUTIVE COMPENSATION
                           AND STOCK OPTION COMMITTEE
                     AND THE EMPLOYEE COMPENSATION COMMITTEE

            The Company's Executive Compensation and Stock Option Committee ("Executive Compensation Committee") and Employee Compensation Committee ("Employee Compensation Committee") make this joint report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Act or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the performance graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).


            During the fiscal year ended December 31, 1996, the Executive Compensation Committee, consisting of Paul D. Weiser and Russell G. Allison (who resigned from the Board on April 7, 1997 and has since been replaced on the Committee by James C. Neuhauser and Alan J. Siebler) determined the salary and the performance-based bonuses of the Company's executive officers under written employment contracts and appropriate awards under the 1995 Stock Option Plan for all officers and employees of the Company and administered the Company's Retirement Plan. The Employee Compensation Committee consisting of Joel R. Schultz and Richard D. Young, determined the salary and bonus structure for all employees who are not employed under written contracts and the annual bonuses of Messrs. Markiewicz, Fremed and Siegel.


EXECUTIVE OFFICER COMPENSATION POLICY AND PHILOSOPHY

            The Company's compensation program for executive officers consists of three key elements: a base salary, a performance-based annual cash bonus and periodic grants of stock options. The Company believes that its compensation policies are designed to attract, retain and reward executive officers who contribute to the Company's success, to provide economic incentives for executive officers to achieve the Company's business objectives by linking the executive officers' compensation to the performance of the Company, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. Thus, compensation for such executive officers involves a high proportion of pay which is at risk: the variable annual cash bonus (which permits individual performance to be recognized on an annual basis, and which is based, in significant part, on an evaluation of the contribution made by the officer to the Company's overall performance) and stock options (which directly relate a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders).

COMPONENTS OF COMPENSATION

            BASE SALARY. Executive officer salaries are established in relation to a range of salaries for comparable positions in the subprime residential lending industry. For the purpose of establishing base salary levels prior to the Restructuring, the Company compared itself to a self-selected group of subprime lenders of small to medium market capitalization, which included approximately five companies in the comparison group. The Company seeks to pay salaries to executive officers that are commensurate with the qualifications, duties and responsibilities of each officer and that are competitive in the marketplace. In making its annual salary recommendations, the Executive Compensation Committee and the Employee Compensation Committee review the Company's financial position and performance, the contribution of the individual executive officers during the prior fiscal year in helping to meet the Company's financial and business objectives as well as the executive officers' performance of their individual responsibilities.


            ANNUAL CASH BONUS. Executive officer cash bonuses are used to provide executive officers with financial incentives to meet annual performance targets of the Company. The performance goals of Messrs. Schultz and

Young are established in their employment agreements as specified returns on stockholder equity. The performance goals of Mr. Landini are established as a percentage of the profits of the Wholesale Division of Pacific Thrift. The performance targets and bonus recommendations for executives other than Messrs. Schultz, Young and Landini are established by the Employee Compensation Committee. The Employee Compensation Committee develops a Company-wide bonus pool following the end of each fiscal year. The size of the bonus pool is based upon a subjective assessment of overall Company and individual business unit performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity. Once the overall size of the bonus pool has been approved, the Employee Compensation Committee makes discretionary, individual bonus recommendations for eligible employees based upon an evaluation of their individual performance and contribution to the Company's overall performance

            STOCK OPTIONS. The Board believes that equity ownership by executive officers provides incentive to build stockholder value and align the interests of executive officers with the interests of stockholders. Upon hiring executive officers, the Executive Compensation Committee of the Board will typically recommend stock option grants to the officers under the 1995 Plan, subject to applicable vesting periods. Thereafter, the Executive Compensation Committee will consider awarding additional grants, usually on an annual basis, under the 1995 Plan. The Executive Compensation Committee believes that these additional annual grants will provide incentives for executive officers to remain with the Company. Options will be granted at the current market price of the Company's Common Stock and, consequently, will have value only if the price of the Company's Common Stock increases over the exercise price. The size of the initial grant will usually be determined based upon prior grants to executive officers. In determining the size of the periodic grants the Executive Compensation Committee will consider prior option grants to the executive officer, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

            OTHER EMPLOYEE BENEFIT PLANS. The Company has certain broad-based employee benefit plans in which all employees, including executive officers, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1995, the Company also made a matching contribution for participants in the Company's Employee Savings Plan (401(k) Plan.)

COMPENSATION OF THE PRINCIPAL EXECUTIVE OFFICERS

            Mr. Schultz's 1996 Compensation. In connection with the closing of the Restructuring on June 27, 1996, the Company entered into an employment agreement with Mr. Schultz. Accordingly, Mr. Schultz's 1996 compensation was largely determined by the terms of that employment agreement. The terms of Mr. Schultz' employment agreement provide for a base salary of $225,000 per annum and a bonus determined as a specified percentage of the net pre-tax profits of the Company if the after-tax net income of the Company results in a specified return on equity. See "Management -- Employment Agreements." The Executive Compensation Committee also elected to grant 48,000 stock options to Mr. Schultz in connection with the closing of the Restructuring.

            Compensation of other Executive Officers and Employees. In connection with the closing of the Restructuring, the Company also entered into employment agreements with all of its executive officers other than Messrs. Landini and Siegel. Pacific Thrift entered into an employment agreement with Mr. Landini as of January 1, 1996, and the Company entered into an employment agreement with Mr. Siegel as of January 1, 1997. The terms of the 1996 compensation of the executive officers were determined largely based on these employment agreements. See "Executive Compensation and Other Matters -- Executive Compensation -- Employment Agreements." The annual bonuses of Messrs. Young and Landini were determined under specific performance-based formulas provided in their employment agreements. See "Management -- Employment Agreements." The annual bonuses of Messrs. Siegel, Markiewicz and Fremed were determined as an allocated share of the employee bonus pool, the amount of which and allocated shares of which were determined in good faith by the Employee Compensation Committee with reference to the performance and results of operations of the Company and the individual performance of each executive officer and employee.

            In evaluating the performance of its executive officers at the end of 1996, the Executive Compensation Committee and the Employee Compensation Committee considered the following factors: (i) the successful completion of the Restructuring and a related rights offering and initial public offering of the Company conducted concurrently with the Restructuring, (ii) the substantial increase in loan origination volume in 1996 over 1995; (iii) the return to profitability of the Company from several prior years of losses; and (iv) the Company's results of operations for 1996, including a net income of $4.2 million for 1996 compared with a net loss of $1.7 million for 1995 and a 228% increase in gain on sale of loans. The Committees also took into consideration the significant stock price appreciation in the Company's Common Stock during 1996 as the price increased from $12.00 on the initial trading date of June 25, 1996 to $29.00 per share on December 31, 1996.


                                          Respectfully submitted,

                                          Executive Compensation and
                                            Stock Option Committee

                                          James C. Neuhauser
                                          Paul D. Weiser


                                          Employee Compensation Committee

                                          Joel R. Schultz
                                          Richard D. Young

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

            The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Stock Market US Index for the period commencing on June 25, 1996 (the date trading of the Company's Common Stock commenced on the Nasdaq National Market) and ending on December 31, 1996. The data set forth below assumes the value of an investment in the Company's Common Stock and the Index was $100 on June 25, 1996.


                           COMPARISON OF TOTAL RETURN*
     SINCE THE INITIAL PUBLIC OFFERING OF PACIFICAMERICA MONEY CENTER, INC. AMONG PACIFICAMERICA MONEY CENTER, INC., THE NASDAQ STOCK MARKET-US INDEX
                      AND THE NASDAQ FINANCIAL STOCKS INDEX

                                   6/25/96  6/28/96   7/31/96   8/30/96   9/30/96   10/31/96   11/29/96   12/31/96
                                   -------  -------   -------   -------   -------   --------   --------   --------

PacificAmerica Money Center, Inc.  $100.00  $108.00   $116.00   $166.00   $176.00    $224.00    $235.00    $232.00

NASDAQ Stock Market - U.S.          100.00   101.00     92.00     97.00    105.00     104.00     110.00     110.00

NASDAQ Financial Stocks             100.00   101.00     98.00    104.00    109.00     112.00     120.00     121.00



            *In calculating cumulative total stockholder return, reinvestment of dividends, if any, was assumed.

                APPROVAL OF AMENDMENT TO EMPLOYMENT AGREEMENT OF
                                 JOEL R. SCHULTZ


            The current terms of the employment agreement of Mr. Joel R. Schultz are described under the heading "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Employment Agreements." Mr. Schultz' agreement was amended, subject to the approval of a majority of the stockholders present and voting at the Annual Meeting, to provide that (i) the initial term of the agreement will be extended until December 31, 2000, and will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement; (ii) the annual bonus amount will be determined as the applicable percentage of the annual net pre-tax profits of the Company as determined before deduction of the bonuses payable to Messrs Schultz and Young; (iii) up to 80% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, with any amount paid during the year in excess of the annual bonus determined in any later quarter to be repaid by Mr. Schultz immediately or, in the discretion of the Board of Directors, deducted from base salary and any other amounts owed to him by the Company or repaid pursuant to a schedule approved by the Board; and (iv) upon a termination of employment due to a "Corporate Change" (the definition of which is summarized under the heading "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Employment Agreements"), the bonus amount payable to Mr. Schultz will be one and one-half times the higher of the actual bonus earned in the prior year or an amount determined by annualizing the pre-tax and after-tax profits of the Company for the number of months completed in the current year prior to the Corporate Change. Due to the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the adoption of the amendment requires stockholder approval. Following are the reasons why the Board of Directors recommends that stockholders vote "FOR" the amended employment agreement with Mr. Schultz.

            The revision of the annual bonus formula to exclude from the calculation of pre-tax profits the bonuses paid to Messrs. Schultz and Young is intended to correct a drafting oversight in connection with the original employment agreement. The effect of this amendment will be to increase any bonus payable to Mr. Schultz, provided that the amount of the bonus cannot exceed an amount which would cause the net after tax profits of the Company to be reduced below 20%, as currently provided in the agreements. Had this amendment been in effect for the year ended December 31, 1996, the annual bonus of Mr. Schultz would have increased to $245,025 from $222,750 under the existing agreement. The Board of Directors believes that this amendment reflects the original intent of the Company and Mr. Schultz, and that this amendment is an appropriate incentive to Mr. Schultz to promote the continuing growth in the Company's earnings.

            The revision of the bonus payment on a Corporate Change is intended to provide an incentive to Mr. Schultz to continue his efforts to increase the profitability of the Company at a time when the Company may become subject to takeover proposals. The proposed amendment to the bonus payment formula would provide additional compensation to Mr. Schultz to the extent that the Company has increased profitability during any year in which a Corporate Change occurs. If there is no increase, then the amount of the bonus payment upon a Corporate Change will be one and one-half times the bonus amount for the prior year, as provided under the terms of the current agreement.

            The revision of the payment terms of the bonus would increase the portion of the bonus paid during the year in which it is earned to 80% from 50%, as currently provided. In the event that the amount of payments exceeded the bonus earned based upon total annual net profits of the Company, as determined by the annual audited financial statements of the Company, or in the event the Company had a loss in any quarter, the excess bonus amount paid during any quarter would be repaid immediately by Mr. Schultz or, in the discretion of the Board of Directors, deducted by the Company from the base salary or any other amounts owed to Mr. Schultz or would be repaid by him pursuant to a schedule approved by the Board of Directors. The Board of Directors believes that this amendment is an appropriate incentive to Mr. Schultz to promote the continuing growth in the Company's earnings.

            The amended employment agreement of Mr. Schultz is subject to approval of a majority of the stockholders present and voting at the Annual Meeting. If the amended agreement is approved by a majority of stockholders present and voting at the Annual Meeting, the amendments will take effect for all periods beginning January 1, 1997. If the amended agreement is not approved, the existing terms of Mr. Schultz' employment agreement will continue in effect without modification.


FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORSRECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDED EMPLOYMENT AGREEMENT OF MR. SCHULTZ.


                 APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

            The Board of Directors has approved an amendment to the Company's 1995 Stock Option Plan, subject to approval of the stockholders, which would increase the number of options automatically granted to any non-employee director of the Company or one of its subsidiaries upon becoming a director and thereafter on each 12 month anniversary date that such person remains in continuous service as a director of the Company and/or one of its subsidiaries. The Stock Option Plan currently provides for each non-employee director to receive a non-qualified option for 1,000 shares of Common Stock, plus an additional non-qualified stock option for 100 shares after each 12 months of continuous service for each directorship held by such person, not to exceed 200 shares per year and a maximum of five annual grants.

            The proposed amendment to the Stock Option Plan would increase the automatic non-qualified option granted to each non-employee director after each 12 months of continuous service as a director to 1,000 shares, regardless of the number of directorships held by each non-employee director. The proposed amendment would further eliminate the maximum of five annual grants, so that non-employee directors could receive an annual grant for each year they continue to serve as a director, regardless of the number of years. The Board of Directors believes that an increase in the number of options granted to continuing directors is necessary in order to attract and maintain qualified independent directors, and that the increased amount of options recommended is consistent with the policies of other companies of similar size and business as the Company. If the amendment to the Stock Option Plan is not approved by a majority of stockholders present and voting at the Annual Meeting, the amendment will not be adopted.
THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

            Action is to be taken by the stockholders at the Annual Meeting with respect to the ratification of BDO Seidman, LLP ("BDO"), independent certified public accountants, as independent accountants for the Company for the fiscal year ending December 31, 1997. BDO does not have and has not had at any time any direct or indirect financial interest in the Company or any of its subsidiaries and does not have and has not had at any time any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither the Company nor any officer or director of the Company has or has had any interest in BDO.

            The Board of Directors of the Company and its Audit Committee have approved BDO as its independent accountants. Prior thereto, they have questioned partners of that firm about its methods of operation and have received assurances that any litigation or other matters involving it do not affect its ability to perform as the Company's independent accountants.

            Representatives of BDO will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

            Notwithstanding the ratification by stockholders of the appointment of BDO, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent accountants.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

            Section 16 of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

            Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes all filings were made on a timely basis.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING


            In order for a stockholder proposal to be included in the Board of Directors' Proxy Statement for the next annual meeting of stockholders, such proposal must be received at 21031 Ventura Boulevard, Suite 102, Woodland Hills, California 91364, Attention: Corporate Secretary, no later than the close of business on January 29, 1998.


                                  ANNUAL REPORT

            The Company's Annual Report on Form 10-K containing its financial statements for the fiscal year ended December 31, 1996, has been mailed concurrently herewith. The Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any stockholder who does not receive a copy of such Annual Report may obtain one by writing to the Company.

                                  OTHER MATTERS

            As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

                             ADDITIONAL INFORMATION


            The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation of proxies. For these services, the Company will pay Georgeson & Co. a fee of $7,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock.



                                             By Order of the Board of Directors



                                             JOEL R. SCHULTZ
                                             Chief Executive Officer and
                                             Chairman of the Board


Woodland Hills, California
May 30, 1997

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                              AMENDMENT NO. ONE TO
                              EMPLOYMENT AGREEMENT
                                       OF
                                 JOEL R. SCHULTZ



            This AMENDMENT NO. ONE TO EMPLOYMENT AGREEMENT is entered into as of July 10, 1997, effective for all periods beginning January 1, 1997, by and between PACIFICAMERICA MONEY CENTER, INC., a Delaware corporation (hereinafter referred to as "Employer") and JOEL R. SCHULTZ (hereinafter referred to as "Schultz"), with reference to the following facts:

            A. Employer and Schultz are parties to an Employment Agreement dated as of June 27, 1996 (the "Agreement"), pursuant to which Employer has engaged Schultz as President of Employer. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

            B. Employer and Schultz now desire to amend certain provisions of the Agreement as set forth herein.

              NOW, THEREFORE, the parties hereby agree as follows:

            1. Section 1(a) of the Agreement is hereby amended to extend the initial term of this Agreement until December 31, 2000 which shall thereafter be extended for additional one year terms unless either Employer or Schultz gives notice of its or his intention not to extend the Agreement at least six months prior to the end of the initial term or any renewal term thereof.

            2. Section 2(a)(ii) of the Agreement is hereby amended to provide that the Bonus payable to Schultz shall be equal to the applicable percentage specified in the Agreement of the annual net pre-tax profits of Employer, as determined before deduction of the Bonus payable to Schultz and the bonus payable to Richard D. Young.

            3. Section 2(a)(ii) is further amended to provide that up to 80% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly net pre-tax profits, net after-tax profits and return on equity for each of the first three quarters of the year. To the extent that a quarterly bonus amount is paid for any quarter, and the annualized return on equity for the year-to-date, as determined in the following quarter, results in an overpayment of bonus for the prior quarter, the overpayment amount shall be repaid by Schultz in the following quarter, or in the discretion of the Executive Compensation Committee of the Board of Directors of Employer, deducted from the Base Salary and other amounts due to Schultz under the Agreement or repaid pursuant to a schedule of repayment determined appropriate by such Committee.

            4. Section 7(b) is hereby amended in its entirety to read as follows:

            "Upon termination of employment pursuant to this Section 7, Schultz shall be entitled to use of an automobile or automobile allowance, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by Employer for its other senior executive officers, all of which shall be provided pursuant to the terms of Section 2 (a) (v) herein and shall continue to be provided without interruption for eighteen (18) months following the effective date of termination pursuant to this Section
            7. Upon termination pursuant to this Section, Employer shall additionally pay to Schultz a lump sum payment, to be paid within five (5) days after the date of Schultz's notice pursuant to Section 7(a) herein, which shall consist of: (i) one and one-half times the full annual Base Salary; (ii) an amount equal to one and one-half times the greater of (a) the annual Bonus compensation earned by Schultz at the end of the prior year or (b) the annualized Bonus compensation earned by Schultz for the year in which the Corporate Change takes place, determined by annualizing the net pre-tax profits, net after-tax profits and return on equity of Employer from January 1 of the year of the Corporate Change through the last full month prior to the effective date of the Corporate Change, not reduced by any quarterly bonus payments previously paid or accrued for the applicable year, which shall be deemed earned through the last day of the month prior to the termination of employment pursuant to this Section 7; and (iii) the cash value of all vacation, holiday and sick days which have accrued up to the date of termination and which would have accrued for eighteen (18) months following termination pursuant to this Section 7. (The sum of all amounts and benefits to be provided by Employer to Schultz pursuant to this Section 7 (b) is collectively referred to herein as the "Corporate Changes Termination Payment"). Notwithstanding the foregoing, if Schultz gives notice of termination pursuant to this
            Section 7 prior to the closing of a transaction referred to in
            Section 7(a)(i), (ii) or (iii) hereof, the Corporate Changes Termination Payment must be made a condition to and must be paid concurrently with the closing of such a transaction."

            5. Except as amended by the terms of this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect, and this Amendment shall be deemed a part of the Agreement, subject to all of the general terms and conditions of the Agreement.

            IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                      PACIFICAMERICA MONEY CENTER, INC.


                                      By:
--------------------------            ------------------------------------------
JOEL R. SCHULTZ                       Charles J. Siegel, Chief Financial Officer

                              AMENDMENT NO. ONE TO
                        PACIFICAMERICA MONEY CENTER, INC.
                             1995 STOCK OPTION PLAN

            This AMENDMENT NO. ONE TO PACIFICAMERICA MONEY CENTER, INC. 1995 STOCK OPTION PLAN is adopted as of April 17, 1997, subject to the approval of the stockholders of PacificAmerica Money Center, Inc. (the "Corporation"), with reference to the following facts:

            A. The 1995 Stock Option Plan (the "Plan") was adopted on November 28, 1995, and was amended and restated pursuant to written consent of the Board of Directors dated as of June 21, 1996. Capitalized terms not defined herein have the meanings ascribed to them in the Plan.

            B. The Board of Directors now desires to amend Section 7.16 of the Plan to increase the number of Options automatically granted to each Non-Employee Director after each twelve month period of continuous service as a Non-Employee Director.

            NOW, THEREFORE, the following amendment is hereby adopted to the
Plan:

            1. Section 7.16(b) of the Plan is hereby amended in its entirety to read as follows:

            "(b) After each twelve (12) month period of continuous service as a Non- Employee Director after the Distribution Date, each Non-Employee Director shall automatically receive a Non-Qualified Stock Option to acquire 1,000 shares of Common Stock."


            The undersigned hereby certify that this Amendment was adopted by the Board of Directors at a meeting of the Board of Directors held on April 17, 1997.



                                          s/JOEL R. SCHULTZ
                                          ----------------------------
                                          Joel R. Schultz,
                                          President and Chief Executive Officer


s/CHARLES J. SIEGEL
----------------------------
Charles J. Siegel
Assistant Corporate Secretary

                       PACIFICAMERICA MONEY CENTER, INC.
          21031 Ventura Boulevard  -  Woodland Hills, California 91364

 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                         STOCKHOLDERS ON JULY 10, 1997

   The undersigned hereby appoints Joel R. Schultz or Richard B. Fremed as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent at the Annual Meeting of Stockholders of PacificAmerica Money Center, Inc. (the "Company") to be held at 2:00 p.m. Pacific Time, on July 10, 1997, at the Los Angeles Airport Hilton and Towers, Theater Room, Second Floor, located at 5711 West Century Boulevard, Los Angeles, California 90045 and at any adjournment thereof and to vote all shares of common stock which the undersigned may be entitled to vote at such meeting as follows:

(1) [ ] FOR all nominees listed below (except as marked to contrary below).

    [ ] WITHHOLDING AUTHORITY to vote for all nominees listed below.

                      Richard D. Young and Alan J. Siebler

  (Instructions: To withhold authority for any individual nominee, strike the nominee's name listed above.)

(2) TO APPROVE the Amended Employment Agreement of Joel R. Schultz, Chief Executive Officer and President of the Company.

                    FOR [ ]     AGAINST [ ]     ABSTAIN [ ]


(3) TO APPROVE an Amendment to the 1995 Stock Option Plan increasing the number of non-qualified options granted to continuing Directors of the Company.


                    FOR [ ]     AGAINST [ ]     ABSTAIN [ ]


(4) TO RATIFY the appointment of BDO Seidman, LLP, as Independent Accountants.


                    FOR [ ]     AGAINST [ ]     ABSTAIN [ ]


(5) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY
    ADJOURNMENT THEREOF.          (Continued and to be Signed on the Other Side)

                         (Continued from Reverse Side)


    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.


                                                       Dated:            ,  1997
                                                             ------------

                                                       -------------------------

                                                       -------------------------
                                                       Signature of Stockholder

                                                       -------------------------
                                                         Signature(s) If Held
                                                                Jointly

                                                       This Proxy should be
                                                       signed exactly as your
                                                       name appears hereon.
                                                       Joint owners should both
                                                       sign. If signed by
                                                       executors,
                                                       administrators, trustees
                                                       and other persons signing
                                                       in representative
                                                       capacity, they should
                                                       give full titles.

 PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED
                                   ENVELOPE.

                       PACIFICAMERICA MONEY CENTER, INC.
          21031 Ventura Boulevard  -  Woodland Hills, California 91364

 VOTING INSTRUCTIONS FOR PARTICIPANTS IN THE PACIFICAMERICA MONEY CENTER, INC.
    EMPLOYEE SAVINGS (401(K)) PLAN FOR THE ANNUAL MEETING OF STOCKHOLDERS ON
                                 JULY 10, 1997

   The undersigned hereby instructs City National Bank as Trustee of the PacificAmerica Money Center, Inc. Employee Savings Plan to represent at the Annual Meeting of Stockholders of PacificAmerica Money Center, Inc. (the "Company") to be held at 2:00 p.m. Pacific Time, on July 10, 1997, at the Los Angeles Airport Hilton and Towers, Theater Room, Second Floor, located at 5711 West Century Boulevard, Los Angeles, California 90045 and at any adjournment thereof and to vote all shares of common stock which the undersigned may be entitled to vote at such meeting as follows:

(1) [ ] FOR all nominees listed below (except as marked to contrary below).

    [ ] WITHHOLDING AUTHORITY to vote for all nominees listed below.

                      Richard D. Young and Alan J. Siebler

  (Instructions: To withhold authority for any individual nominee, strike the nominee's name listed above.)

(2) TO APPROVE the Amended Employment Agreement of Joel R. Schultz, Chief Executive Officer and President of the Company.

                    FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

(3) TO APPROVE an Amendment to the 1995 Stock Option Plan increasing the number of non-qualified options granted to continuing Directors of the Company.

                    FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

(5) TO RATIFY the appointment of BDO Seidman, LLP, as Independent Accountants.

                    FOR [ ]     AGAINST [ ]     ABSTAIN [ ]


(6) IN ITS DISCRETION, THE TRUSTEE IS AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT
    THEREOF.                      (Continued and to be Signed on the Other Side)

                         (Continued from Reverse Side)

    THE TRUSTEE WILL VOTE SHARES BENEFICIALLY OWNED BY PARTICIPANTS IN THE PACIFICAMERICA MONEY CENTER, INC. EMPLOYEE SAVINGS PLAN WHO DELIVER COMPLETED INSTRUCTIONS TO THE TRUSTEE IN ACCORDANCE WITH THEIR INSTRUCTIONS. IN THE ABSENCE OF INSTRUCTIONS, THE TRUSTEE WILL NOT BE REQUIRED TO VOTE SUCH SHARES UNLESS REQUIRED TO DO SO BY APPLICABLE LAW, BUT MAY VOTE SUCH SHARES IN THE SAME PROPORTION THAT IT VOTES SHARES FOR WHICH IT DOES RECEIVE TIMELY INSTRUCTIONS.


                                                       Dated:             , 1997
                                                             -------------

                                                       -------------------------

                                                       -------------------------
                                                           Signature of Plan
                                                              Participant

                                                       This Instruction should
                                                       be signed exactly as your
                                                       name appears hereon. If
                                                       signed by executors,
                                                       administrators, trustees
                                                       and other persons signing
                                                       in representative
                                                       capacity, they should
                                                       give full titles.

  PLEASE READ, COMPLETE, DATE, AND SIGN THIS INSTRUCTION AND RETURN IT TO CITY
                                 NATIONAL BANK,
  400 NORTH ROXBURY DRIVE, SUITE 600, BEVERLY HILLS, CALIFORNIA 90210, IN THE
                               ENCLOSED ENVELOPE.